Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2023
- Record Revenue for Third Quarter of Fiscal 2024 of $694.1 million, with EPS of $1.32 -
- Closes Acquisition of J.J. O'Connor & Sons Pty. Ltd. in October 2023 -
- Updates Fiscal 2024 Modeling Assumptions -

West Fargo, ND – November 30, 2023 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2023.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We accomplished a great deal this quarter, completing our acquisition of the Australia-based O'Connors group and solidifying our leadership succession plan, while delivering solid financial results. In terms of our fiscal third quarter financial performance, we achieved record revenues of $694 million despite being constrained by delayed OEM deliveries, prioritizing customer uptime throughout the harvest and end of season construction projects, and increased preparation time to complete pre-delivery inspections of new machinery. This dynamic is also visible in our inventory balance at the end of the quarter, as the amount of on hand pre-sold inventory being prepped in our service shops continues to trend above normal levels. Notwithstanding, customer uptime is our top priority, and our team did a great job of meeting our customers' immediate service needs and minimizing downtime during the all-important fall season."
Fiscal 2024 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2024, revenue increased to $694.1 million compared to $668.8 million in the third quarter of last year. Equipment revenue was $521.8 million for the third quarter of fiscal 2024, compared to $509.0 million in the third quarter last year. Parts revenue was $115.0 million for the third quarter of fiscal 2024, compared to $108.7 million in the third quarter last year. Revenue generated from service was $44.8 million for the third quarter of fiscal 2024, compared to $39.0 million in the third quarter last year. Revenue from rental and other was $12.6 million for the third quarter of fiscal 2024, compared to $12.1 million in the third quarter last year.
Gross profit for the third quarter of fiscal 2024 was $138.3 million, compared to $139.6 million in the third quarter last year. The Company's gross profit margin was 19.9% in the third quarter of fiscal 2024, compared to 20.9% in the third quarter last year. The year-over-year decrease in gross profit margin in the third quarter was primarily due to lower equipment and parts margins, partially offset by higher service and rental margins. The prior year equipment gross profit benefited from the recognition of a $2.0 million accrual on the expected achievement of annual manufacturer incentive programs, which is not included in the results for the third quarter of fiscal 2024.
Operating expenses were $92.1 million for the third quarter of fiscal 2024, compared to $84.9 million in the third quarter last year. The year-over-year increase was driven primarily by additional operating expenses due to acquisitions that have taken place in the past year, as well as an increase in variable expenses. Operating expenses as a percentage of revenue was 13.3% for the third quarter of fiscal 2024, compared to 12.7% of revenue in the third quarter last year.

Floorplan interest expense and other interest expense aggregated to $5.5 million in the third quarter of fiscal 2024, compared to $1.8 million for the same period last year, with the increase primarily due to a higher level of interest-bearing inventory, including the usage of existing floorplan capacity to finance the O'Connors acquisition.
In the third quarter of fiscal 2024, net income was $30.2 million, or earnings per diluted share of $1.32, compared to net income of $41.3 million, or earnings per diluted share of $1.82, for the third quarter of last year.
The Company generated $50.1 million in EBITDA in the third quarter of fiscal 2024, compared to $63.2 million generated in the third quarter of last year.
Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2024 was $531.4 million, compared to $493.3 million in the third quarter last year. The revenue increase was led by the acquisition of Pioneer Farm Equipment in February 2023, and also benefited from same-store growth of 3.5%, which was achieved on top of a very robust 46.4% same-store increase in the prior year. Revenue growth was constrained by delayed OEM deliveries and capacity constraints of our service department as we prioritized supporting our customers through harvest, which limited our ability to process and deliver pre-sold units to customers. Pre-tax income for the third quarter of fiscal 2024 was $35.1 million, compared to $42.0 million in the third quarter of the prior year.
Construction Segment - Revenue for the third quarter of fiscal 2024 was $77.5 million, compared to $86.4 million in the third quarter last year. The year-over-year decrease in revenue was driven by the timing of equipment deliveries which shifted some revenue into the fourth quarter of this year as compared to the timing of deliveries to customers in the second half of last year. Pre-tax income for the third quarter of fiscal 2024 was $4.1 million, compared to $6.1 million in the third quarter last year.
Europe Segment (formerly "International") - Revenue for the third quarter of fiscal 2024 was $85.2 million, compared to $89.0 million in the third quarter last year; foreign currency fluctuations accounted for a $5.4 million increase in revenue. Net of the effect of these foreign currency fluctuations, revenue decreased $9.2 million, or 10.4%. The year-over-year decrease in revenue was driven by a softening of demand which was negatively impacted by dry conditions and below average yields in Bulgaria and Romania. Pre-tax income for the third quarter of fiscal 2024 was $5.1 million, compared to pre-tax income of $8.5 million in the third quarter of the prior year.
Australia Segment - The Company closed on the acquisition of J.J. O'Connor & Sons Pty. Ltd. ("O'Connors") on October 2, 2023; however, those results are not yet consolidated in the reported fiscal 2024 third quarter financials. As a reminder, the Company's Europe segment reports its financial results on a one-month lag, and the Company will report its Australia segment with the same methodology so the segment contribution will begin in the fourth quarter of this fiscal year.

Balance Sheet and Cash Flow
Cash at the end of the third quarter of fiscal 2024 was $70.0 million. Inventories increased to $1,071.1 million as of October 31, 2023, compared to $703.9 million as of January 31, 2023. This change in inventory reflects increases of $305.7 million, $52.2 million, and $7.0 million, in new equipment, used equipment, and parts inventory, respectively. The increase in inventory includes $23.9 million that was attributable to the acquisitions made during the first nine months of fiscal 2024. Outstanding floorplan payables were $705.6 million on $923.0 million total available floorplan and working capital lines of credit as of October 31, 2023, compared to $258.4 million outstanding floorplan payables as of January 31, 2023.
For the first nine months ended October 31, 2023, the Company's net cash used for operating activities was $82.1 million, compared to net cash used for operating activities of $7.1 million for the first nine months ended October 31, 2022. This decrease in operating cash flow was driven by an increase in inventories partially offset by an increase in non-interest bearing floorplan lines of credit from manufacturers and higher net income for the first nine months of fiscal 2024. Net cash provided by financing activities increased year over year by $135.9 million in the first nine months of fiscal year 2024 to $170.3 million. This increase was entirely driven by a $142.1 million increase in non-manufacturer floorplan payables, which represents the Company's other credit lines including its Bank Syndicate Agreement.
Additional Management Commentary
Mr. Meyer continued, "Heading into year-end, we continue to see demand in excess of OEM production for high-horsepower tractors and wheel loaders, which we expect will continue through at least the first half of calendar year 2024. While we are positioned well for a strong fourth quarter, our recognition of equipment revenue will be dependent on both the timing of new machinery received from the OEMs, as well as our ability to manage service department workflows as we continue to experience substantially longer preparation time to complete the quality pre-delivery inspection and set-up process required before delivery to our customers due to supply chain challenges. Overall, we expect year-over-year revenue growth in each of our segments in the fourth quarter, and we have narrowed the range of our revenue modeling assumptions to reflect our latest expectations for fourth quarter OEM deliveries and demands on our service departments.
"Looking forward, both our Ag and CE customers are experiencing the carry-over of three exceptionally strong years putting them in excellent financial position and creating optimism for the future. Additionally, over the last 24 months we have acquired some high quality and strategic dealerships which will strengthen our bottom line as they are fully integrated into our system," concluded Mr. Meyer.

Fiscal 2024 Modeling Assumptions
The Company is updating its previous expectations for Fiscal 2024 to reflect the year-to-date performance of its businesses.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture (1)	Up 20-23%	Up 20-25%
Construction	Up 4-7%	Up 5-10%
Europe (formerly "International") (2)	Up 4-7%	Up 5-10%
Australia (O'Connors) (3)	$70-80 million	$70-90 million

Diluted EPS (2)(4)(5)	$4.60 - $5.25	$4.60 - $5.25

(1) Includes the full year impact of the Mark's Machinery acquisition, which closed in April 2022, the Heartland Ag acquisition, which closed in August 2022, the Pioneer Farm Equipment acquisition, which closed in February 2023, and the partial year impact of the Midwest Truck acquisition, which closed in June 2023.
(2) Includes an estimated loss of approximately $0.04 per share for the Company's Ukrainian subsidiary, which would be similar to actual results for such subsidiary in Fiscal 2023. Includes the partial year impact of the two-store acquisition in Germany which closed in May 2023.
(3) Represents the anticipated partial year revenue impact for the O’Connors acquisition, assuming a foreign currency translation rate of AUD $0.65 to USD $1.00.
(4) Includes the partial year EPS impact in the range of $0.10-$0.15 to account for the O’Connors acquisition, which closed in October 2023, net of integration and financing costs.
(5) Includes the assumption of achieving manufacturer incentives similar to the $6.4 million that was recognized in the prior year, all of which, if achieved, would be recognized in this year's fourth quarter and has an estimated impact of $0.22 per diluted share.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 14, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13742718.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
This press release and the attached financial tables contain disclosure of the Company's EBITDA, which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that presentation of this non-GAAP financial measure improves the transparency of the Company’s disclosures and provides a meaningful presentation of the Company’s results.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding the financial impact of the O'Connors acquisition during future periods, modeling assumptions and expected results of operations for the fiscal year ending January 31, 2024 and may include statements regarding Agriculture, Construction, Europe (formerly "International) and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, the performance of our Ukrainian subsidiary within our Europe segment, inventory availability and consumer demand expectations, our service department capacity leverage expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2023	January 31, 2023
Assets
Current Assets
Cash	$69,981	$43,913
Receivables, net of allowance for expected credit losses	129,399	95,844
Inventories, net	1,071,088	703,939
Prepaid expenses and other	15,080	25,554
Total current assets	1,285,548	869,250
Noncurrent Assets
Property and equipment, net of accumulated depreciation	267,155	217,782
Operating lease assets	40,835	50,206
Deferred income taxes	4,969	1,246
Goodwill	31,144	30,622
Intangible assets, net of accumulated amortization	18,266	18,411
Other	1,821	1,178
Total noncurrent assets	364,190	319,445
Total Assets	$1,649,738	$1,188,695

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$38,016	$40,834
Floorplan payable	705,610	258,372
Current maturities of long-term debt	11,586	7,241
Current operating lease liabilities	9,395	9,855
Deferred revenue	43,964	119,845
Accrued expenses and other	71,211	58,159
Income taxes payable	5,622	3,845
Total current liabilities	885,404	498,151
Long-Term Liabilities
Long-term debt, less current maturities	87,591	89,950
Operating lease liabilities	38,688	48,513
Deferred income taxes	9,561	9,563
Other long-term liabilities	2,661	6,212
Total long-term liabilities	138,501	154,238
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	257,881	256,541
Retained earnings	373,263	284,784
Accumulated other comprehensive loss	(5,311)	(5,019)
Total stockholders' equity	625,833	536,306
Total Liabilities and Stockholders' Equity	$1,649,738	$1,188,695

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
Revenue
Equipment	$521,775	$508,996	$1,431,272	$1,240,579
Parts	114,962	108,719	320,077	254,974
Service	44,767	38,960	122,178	101,847
Rental and other	12,611	12,098	32,785	28,923
Total Revenue	694,115	668,773	1,906,312	1,626,323
Cost of Revenue
Equipment	454,598	436,156	1,237,660	1,070,378
Parts	78,585	72,146	216,775	172,162
Service	14,393	13,456	41,010	35,288
Rental and other	8,198	7,435	20,549	17,522
Total Cost of Revenue	555,774	529,193	1,515,994	1,295,350
Gross Profit	138,341	139,580	390,318	330,973
Operating Expenses	92,115	84,861	262,182	217,841
Income from Operations	46,226	54,719	128,136	113,132
Other Income (Expense)
Interest and other income (expense)	(235)	1,804	1,129	3,169
Floorplan interest expense	(4,045)	(588)	(7,774)	(1,087)
Other interest expense	(1,494)	(1,257)	(4,008)	(3,802)
Income Before Income Taxes	40,452	54,678	117,483	111,412
Provision for Income Taxes	10,259	13,421	29,004	27,656
Net Income	$30,193	$41,257	$88,479	$83,756

Diluted Earnings per Share	$1.32	$1.82	$3.88	$3.70
Diluted Weighted Average Common Shares	22,517	22,399	22,493	22,372

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2023	2022
Operating Activities
Net income	$88,479	$83,756
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,871	18,356
Other, net	4,442	7,727
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(358,837)	(115,734)
Manufacturer floorplan payable	274,968	78,972
Receivables	(31,947)	(10,507)
Other working capital	(82,037)	(69,704)
Net Cash Used for Operating Activities	(82,061)	(7,134)
Investing Activities
Property and equipment purchases	(41,924)	(25,430)
Proceeds from sale of property and equipment	6,451	2,110
Acquisition consideration, net of cash acquired	(27,935)	(100,471)
Other, net	(643)	(176)
Net Cash Used for Investing Activities	(64,051)	(123,967)
Financing Activities
Net change in non-manufacturer floorplan payable	174,353	32,212
Net proceeds from long-term debt and finance leases	(2,964)	2,819
Other, net	(1,121)	(698)
Net Cash Provided by Financing Activities	170,268	34,333
Effect of Exchange Rate Changes on Cash	1,912	(3,529)
Net Change in Cash	26,068	(100,297)
Cash at Beginning of Period	43,913	146,149
Cash at End of Period	$69,981	$45,852

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2023	2022	% Change	2023	2022	% Change
Revenue
Agriculture	$531,404	$493,324	7.7%	$1,423,669	$1,160,829	22.6%
Construction	77,508	86,403	(10.3)%	232,368	223,389	4.0%
Europe	85,203	89,046	(4.3)%	250,275	242,105	3.4%
Total	$694,115	$668,773	3.8%	$1,906,312	$1,626,323	17.2%

Income Before Income Taxes
Agriculture	$35,130	$42,044	(16.4)%	$92,311	$83,387	10.7%
Construction	4,057	6,065	(33.1)%	13,746	13,197	4.2%
Europe	5,146	8,488	(39.4)%	17,097	18,683	(8.5)%
Segment Income Before Income Taxes	44,333	56,597	(21.7)%	123,154	115,267	6.8%
Shared Resources	(3,881)	(1,919)	102.2%	(5,671)	(3,855)	47.1%
Total	$40,452	$54,678	(26.0)%	$117,483	$111,412	5.4%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2023	2022	2023	2022
EBITDA
Net Income	$30,193	$41,257	$88,479	$83,756
Adjustments
Interest expense, net of interest income	1,380	1,170	3,655	3,562
Provision for income taxes	10,259	13,421	29,004	27,656
Depreciation and amortization	8,234	7,368	22,871	18,355
EBITDA	$50,066	$63,216	$144,009	$133,329